Exhibit 99.1

eGain Announces Fiscal 2013 Third Quarter Financial Results

•	Total quarterly revenue was $15.5 million up 5% sequentially and 34% year-over-year

•	Quarterly cloud software revenue up 15% sequentially and 89% year-over-year

•	Quarterly operating income of $911,000, up from operating loss of $358,000 year-over-year

•	eGain raises its guidance for fiscal year 2013 cloud revenue growth to at least 65%

•	eGain raises its guidance for fiscal year 2013 total revenue growth to between 25% and 30%

Sunnyvale, Calif. (May 7, 2013) – eGain (NASDAQ: EGAN), a leading provider of cloud customer engagement solutions, today announced results for its fiscal 2013 third quarter ended March 31, 2013.

“Thanks to our sustained year-to-date financial performance, we are comfortable raising our fiscal 2013 guidance,” said Ashu Roy, eGain’s CEO.

“Further, for the fifth straight year we have been rated a leader by Gartner in its Magic Quadrant for CRM Web Customer Service published this quarter. Even more impressive was the fact that for the first time eGain was rated best on both vision and execution axes of the Magic Quadrant. This is a milestone that we have worked hard for and are proud of.”

Fiscal 2013 Third Quarter Results:

Revenue: Total revenue for the fiscal third quarter was $15.5 million, an increase of 34% on a year-over-year basis. License revenue for the fiscal third quarter was $4.1 million, an increase of 44% on a year-over-year basis. Recurring revenue for the fiscal third quarter was $8.3 million, an increase of 44% on a year-over-year basis. The cloud portion of the recurring revenue was $5.2 million, an increase of 89% on a year-over-year basis. Professional services revenue for the fiscal third quarter was $3.0 million, an increase of 5% on a year-over-year basis.

For the first nine months ended March 31, 2013, total revenue was $40.9 million, an increase of 25% on a year-over-year basis. License revenue was $8.2 million, compared to $8.8 million for the same period last year. Recurring revenue was $23.3 million, an increase of 35% on a year-over-year basis. The cloud portion of the recurring revenue was $13.4 million, an increase of 69% on a year-over-year basis. Professional services revenue was $9.4 million, an increase of 40% on a year-over-year basis.

Gross Profit: Gross profit for the fiscal third quarter was $10.9 million, an increase of 35% compared to $8.0 million for the third quarter of fiscal 2012. Gross margin for the fiscal third quarter was 70%, compared to 70% in the third quarter last year. The recurring revenue gross margin for the fiscal third quarter increased to 84%, compared to 77% in the third quarter last year.

For the nine months ended March 31, 2013, gross profit was $27.7 million, an increase of 20% compared to $23.2 million for the same period last year. Gross margin was 68%, compared to 71% in the same period last year. The recurring revenue gross margin increased to 83%, compared to 77% in the same period last year.

Earnings per Share: Net income for the fiscal third quarter was $1.0 million, or $0.04 per share on a basic and diluted basis, compared to a net loss of $655,000, or a loss of $0.03 per share for the third quarter of last year. Net income for the fiscal third quarter included stock-based compensation expense of $225,000 and interest and tax expense of $137,000, compared to stock-based compensation expense of $255,000 and interest and tax expense of $253,000 in the third quarter last year.

For the nine months ended March 31, 2013, net loss was $1.2 million, or a loss of $0.05 per share, compared to a net loss of $894,000, or a loss of $0.04 per share, for the same period last year. Net loss for the nine month period ended March 31, 2013 included stock-based compensation expense of $810,000 and interest and tax expense of $616,000, compared to stock-based compensation expense of $520,000 and interest and tax expense of $720,000 in the same period last year.

Cash: Total cash, cash equivalents and restricted cash increased to $17.8 million at March 31, 2013, up from $12.2 million at March 31, 2012. Cash provided by operations for the first nine months ended March 31, 2013 was $9.0 million, compared to cash provided by operations of $1.8 million for the same period last year.

Deferred Revenue:

Total deferred revenue (which includes both deferred revenue on the balance sheet and unbilled deferred revenue that remains off balance sheet, collectively representing contractual commitments that have not been recognized as revenue) was $40.8 million at March 31, 2013, compared to $20.4 million at March 31, 2012.

Fiscal 2013 Guidance: eGain is raising its fiscal 2013 guidance for annual total revenue growth from between 20% and 25% to between 25% and 30% and for annual cloud revenue growth from at least 50% to at least 65%.

Quarterly Conference Call

eGain will discuss its quarterly results today via teleconference at 5:00 p.m. Eastern Daylight Time. To access the live call, please dial (866) 802-4355, or outside the U.S. (703) 639-1323, at least five minutes prior to the start time. A live webcast of the call can be accessed from the investors section at www.egain.com. An audio replay of the conference call can be accessed at (888) 266-2081 (U.S. toll-free) or (703) 925-2533 (international). The replay will be available starting two hours after the call and remain in effect for one week. The required pass code is #1612064. An archive of the webcast will also be available on the investors section at www.egain.com.

About eGain

eGain (NASDAQ: EGAN) is a leading provider of cloud customer engagement solutions. Trusted by leading brands, eGain solutions help design and deliver smart, connected customer journeys across social, mobile, web, and contact centers.

Headquartered in Sunnyvale, California, eGain has operating presence in North America, EMEA, and APAC. To learn more about us, visit www.eGain.com or call the company’s offices: +1-800-821-4358 (US), +44-(0)-1753-464646 (EMEA), or +91-(0)-20-6608-9200 (APAC).

# # #

Cautionary Note Regarding Forward-Looking Statements

“Safe harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements (including the above stated guidance) about expected GAAP and non-GAAP financial results for the fiscal third quarter ended March 31, 2013. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements we make. The risks and uncertainties referred to above include—but are not limited to—risks associated with our guidance regarding revenue and mix of new license and cloud contracts; our expectations related to our operations; our ability to invest resources to improve our products and continue to innovate; our ability to invest resources to expand our distribution; our partnerships; our future markets; our international operations involve various risks; and other risks detailed from time to time in eGain’s filings with the Securities and Exchange Commission, including eGain’s annual report on Form 10-K filed on September 25, 2012, and eGain’s quarterly reports on Form 10-Q. eGain assumes no obligation to update these forward-looking statements.

Note: eGain is a registered trademark, and the other eGain product and service names appearing in this release are trademarks or service marks, of eGain. All other company names and products are trademarks or registered trademarks of their respective companies.

eGain Corporation:	MKR Group Investor Relations:
Charles Messman, VP Finance	Todd Kehrli or Jim Byers
Phone: 408-636-4500	Phone: 323-468-2300
Email: iregain@egain.com	Email: egan@mkr-group.com

eGain Corporation

Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31,	June 30,
	2013	2012
		As Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$16,758	$9,911
Current portion of restricted cash	30	35
Accounts receivable, net	10,271	6,535
Deferred commissions	1,674	955
Prepaid and other current assets	2,299	795

Total current assets	31,032	18,231
Property and equipment, net	2,639	2,295
Deferred commissions, net of current portion	754	643
Goodwill, net	4,880	4,880
Restricted cash, net of current portion	1,000	1,000
Other assets	785	894

Total assets	$41,090	$27,943

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,829	$1,875
Accrued compensation	3,681	3,385
Accrued liabilities	2,961	1,549
Current portion of deferred revenue	16,450	6,896
Current portion of bank borrowings	2,417	1,666
Current portion of related party notes payable	2,841	—

Total current liabilities	30,179	15,371
Deferred revenue, net of current portion	4,188	1,187
Related party notes payable, net of current portion	—	5,563
Bank borrowings, net of current portion	2,667	1,667
Other long term liabilities	293	242

Total liabilities	37,327	24,030
Stockholders’ equity:
Common stock	25	24
Additional paid-in capital	328,085	326,742
Notes receivable from stockholders	(87)	(85)
Accumulated other comprehensive loss	(1,029)	(750)
Accumulated deficit	(323,231)	(322,018)

Total stockholders’ equity	3,763	3,913

Total liabilities and stockholders’ equity	$41,090	$27,943

eGain Corporation

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2013	2012	2013	2012
		As Adjusted		As Adjusted
Revenue:
License	$4,098	$2,849	$8,237	$8,767
Recurring	8,346	5,785	23,326	17,292
Professional services	3,016	2,873	9,357	6,669

Total revenue	15,460	11,507	40,920	32,728
Cost of license	34	10	125	(1)
Cost of recurring	1,355	1,339	3,959	3,896
Cost of professional services	3,180	2,116	9,095	5,626

Total cost of revenue	4,569	3,465	13,179	9,521

Gross profit	10,891	8,042	27,741	23,207
Operating costs and expenses:
Research and development	2,101	1,566	6,193	4,372
Sales and marketing	6,027	5,389	17,522	14,417
General and administrative	1,852	1,445	4,929	4,286

Total operating costs and expenses	9,980	8,400	28,644	23,075
Income (loss) from operations	911	(358)	(903)	132
Interest expense, net	(99)	(199)	(376)	(588)
Other income (expense), net	256	(44)	306	(306)

Income (loss) before income tax	1,068	(601)	(973)	(762)
Income tax expense	(38)	(54)	(240)	(132)

Net Income (loss)	$1,030	$(655)	$(1,213)	$(894)

Per share information:
Basic	$0.04	$(0.03)	$(0.05)	$(0.04)
Diluted	$0.04	$(0.03)	$(0.05)	$(0.04)
Weighted average shares used in computing basic net income (loss) per common share	24,889	24,376	24,690	24,289

Weighted average shares used in computing diluted net income (loss) per common share	26,373	24,376	24,690	24,289

Summary of stock-based compensation included in the costs and expense above:
Cost of professional services	$28	$21	$87	$53
Research and development	57	64	212	105
Sales and marketing	70	76	256	181
General and administrative	70	94	255	181

	$225	$255	$810	$520